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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2014

     Red Bank, N.J.  January 31, 2014   The Trustees of North European Oil
Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.54 per unit for the first quarter of fiscal 2014, payable on February 26, 2014 to holders of record on February 14, 2014. Natural gas sold during the fourth calendar quarter of 2013 is the primary source of royalty income on which the February distribution is based.

     John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.54 per unit is 8.47%, or $0.05 per unit, lower than the distribution of $0.59 per unit for the first quarter of fiscal 2013. The combination of lower gas sales and lower gas prices under both the Mobil and OEG royalty agreements caused the decline in royalty income.

                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2014   Ended 1/31/2013      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.108             8.897           -  8.87%
Gas Prices (Ecents/Kwh)(2)      2.7458            2.9620           -  7.30%
Average Exchange Rate (3)       1.3597            1.3158           +  3.34%
Gas Royalties                $3,479,344        $3,980,691          - 12.59%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 25.467            27.117           -  6.08%
Gas Prices (Ecents/Kwh)         2.7962            3.0363           -  7.91%
Average Exchange Rate           1.3604            1.3083           +  3.98%
Gas Royalties                $1,604,867        $1,804,401          - 11.06%

    (1) Billion cubic feet     (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers

     The table below shows an estimate of the amount of royalties anticipated to be received in the second quarter of fiscal 2014 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2013. Amounts in dollars are based on the current exchange rate of $1.3555 per Euro. Actual royalty income in dollars is valued based on the exchange rate on the days funds are transferred.

------------------------------------------------------------------------------
Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    February           Euros 1,290,642        $1.749,465          $0.19
    March              Euros 1,290,642        $1.749,465          $0.19
    April              Euros 1,290,642        $1.749,465          $0.19
------------------------------------------------------------------------------

                                   -4-

     The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $2.20 per unit. This 12-month cumulative distribution is 7.95% or $0.19 per unit lower than the prior 12-month distribution of $2.39 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.